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                    [LORAL SPACE & COMMUNICATIONS LTD. LOGO]

                               OFFER TO EXCHANGE

      $1.92 IN CASH AND 4 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE
                                ("COMMON STOCK")
                                      FOR
                           EACH OUTSTANDING SHARE OF
          6% SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK DUE 2006
                                    AND FOR
                           EACH OUTSTANDING SHARE OF
          6% SERIES D CONVERTIBLE REDEEMABLE PREFERRED STOCK DUE 2007

                         PURSUANT TO THE EXCHANGE OFFER
                             DATED AUGUST 27, 2002

THE OFFER WILL EXPIRE AT 12:00 A.M. (MIDNIGHT), NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 25, 2002 UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). HOLDERS OF PREFERRED STOCK (AS DEFINED BELOW) MUST VALIDLY TENDER THEIR PREFERRED STOCK ON OR PRIOR TO THE EXPIRATION DATE IN ORDER FOR THEIR PREFERRED STOCK TO BE EXCHANGED PURSUANT TO THIS OFFER. TENDERED PREFERRED STOCK MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Brokers, Dealers, Commercial Banks,
Trust Companies and other Nominees:

     Loral Space & Communications Ltd., a corporation of Bermuda (the "Issuer"), is offering, upon the terms and subject to the conditions set forth in the Exchange Offer dated August 27, 2002 (the "Exchange Offer") and the accompanying Letter of Transmittal enclosed herewith (the Exchange Offer and the Transmittal Letter together constitute the "Offer"), to exchange $1.92 in cash and 4 shares of its Common Stock for each outstanding share of its 6% Series C Convertible Redeemable Preferred Stock (the "Series C Preferred Stock") and for each outstanding share of 6% Series D Convertible Redeemable Preferred Stock due 2007 (the "Series D Preferred Stock" and, together with the Series C Preferred Stock, the "Preferred Stock").

     THE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE EXCHANGE OFFER -- CONDITIONS" IN THE EXCHANGE OFFER.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

     1.  the Exchange Offer dated August 27, 2002;

     2. the Letter of Transmittal for your use and for the information of your clients (facsimile copies of the Letter of Transmittal may be used to tender Preferred Stock);

     3. a form of letter which may be sent to your clients for whose accounts you hold Preferred Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Consideration; and

     4.  a Notice of Guaranteed Delivery.

     YOUR PROMPT ACTION IS REQUESTED. PLEASE NOTE THAT THE OFFER WILL EXPIRE AT 12:00 A.M. (MIDNIGHT), NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 25, 2002, UNLESS EXTENDED. PLEASE FURNISH COPIES OF THE ENCLOSED MATERIALS TO THOSE OF YOUR CLIENTS FOR WHOM YOU HOLD PREFERRED STOCK REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE AS QUICKLY AS POSSIBLE.

     In all cases, the exchange of Preferred Stock pursuant to the Offer will be made only after receipt by the Exchange Agent of (a) certificates representing such Preferred Stock, or a confirmation of a book-entry transfer
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into the Exchange Agent's account at the Book-Entry Transfer Facility (as defined in the Exchange Offer), as the case may be, (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent's Message (as defined in the Exchange Offer) and (c) any other required documents.

     Holders who wish to tender their shares of Preferred Stock and (i) whose shares of Preferred Stock are not immediately available or (ii) who cannot deliver their shares of Preferred Stock, the Letter of Transmittal or an Agent's Message or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date or (iii) who cannot complete the procedures for book-entry transfer prior to the Expiration Date must tender their shares of Preferred Stock according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer -- Guaranteed Delivery Procedures" in the Exchange Offer.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of Preferred Stock residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

     The Issuer will not make any payments to brokers, dealers or other persons for soliciting acceptances of the Offer. The Issuer will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Issuer will pay or cause to be paid any transfer taxes payable on the transfer of shares of Preferred Stock to it, except as otherwise provided in the Letter of Transmittal.

     Requests for information or for additional copies of the Exchange Offer and Letter of Transmittal should be directed to the Exchange Agent or the Information Agent, and requests for information regarding the terms of the Offer should be directed to the Financial Advisor, at their respective addresses and telephone numbers set forth in the Exchange Offer.

                                         Very truly yours,

                                         LORAL SPACE & COMMUNICATIONS LTD.

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